Exhibit 10.1
PINNACLE FINANCIAL PARTNERS, INC.
Salary Stock Unit Award Agreement
     THIS SALARY STOCK UNIT AWARD AGREEMENT (the “Agreement”) is by and between Pinnacle Financial Partners, Inc., a Tennessee corporation (the “Company”), and ___________ (the “Grantee”). The Company has awarded you salary stock units (“Salary Stock Units”) in the form of Restricted Share Units under the terms of the Pinnacle Financial Partners, Inc. 2004 Equity Incentive Plan, as amended (the “Plan”). Capitalized terms used herein but not defined shall have the meaning ascribed to such terms in the Plan.
     Section 1. Annual Salary Stock Units.
     (a) Beginning with the first day of the payroll period ending February 28, 2011, your Salary Stock Units will accrue and be earned equally over the course of the year, subject to your continued employment. Your Salary Stock Units may be changed from time to time by the Committee, including the Committee determining to increase, decrease or terminate your Salary Stock Units.
     (b) On each Grant Date you will be issued Restricted Share Units equal to the quotient of (1) $____, net of any Tax Related Items (e.g., FICA and FUTA) pursuant to Section 4(a) of this Agreement, divided by (2) the closing price of a share of common stock, $1.00 par value (the “Common Stock”), of the Company on the Nasdaq Global Select Market on the day prior to that date (or, if the Nasdaq Global Select Market is closed on the day prior to the Grant Date, on the last preceding date on which the Common Stock was traded on that exchange). For purposes of this Agreement, “Grant Date” means each date that your base salary with the Company is payable in accordance with the Company’s payroll practices then in effect.
     Section 2. Vesting; Settlement.
     (a) Restricted Share Units granted pursuant to the Salary Stock Units shall be immediately vested (and not thereafter subject to the risk of forfeiture or any requirement of future service) on the applicable Grant Date and will be payable on the Settlement Date (as defined in Section 2(b) of this Agreement) in shares of the Company’s Common Stock (“Shares”) as provided for in Section 2(b) of this Agreement.
     (b) On or as soon as administratively practical following December 30, 2011, or if earlier, the date of the Grantee’s death (the “Settlement Date”), and in no event more than two and one-half (2 1/2) months following such Settlement Date, the Company shall deliver to the Grantee a number of Shares (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Company in its discretion) equal to the number of Restricted Share Units subject to this award that have vested pursuant to Section 2(a) of this Agreement, less Tax-Related Items (as defined in Section 4 below). The Company’s obligation to deliver Shares or otherwise make payment with respect to vested Restricted Share Units is subject to the condition precedent that the Grantee or other person entitled under the Plan to receive any Shares with respect to the vested Restricted Share Units deliver to the Company any representations or other documents or assurances required by the Plan. The Grantee shall have no further rights with respect to any Restricted Share Units that are settled or that terminate pursuant to Section 3.
     (c) The Grantee shall have no rights as a shareholder of the Company, no dividend rights and no voting rights with respect to the Restricted Share Units or any Shares underlying or issuable in respect of such Restricted Share Units until such Shares are actually issued to and held of record by the Grantee. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate evidencing such Shares.
     Section 3. Termination/Change of Status. Your rights in respect of future grants under the Restricted Share Units shall immediately terminate if at any time your employment with the Company terminates for any reason, except that you shall be entitled to receive a final grant of Restricted Share Units determined in accordance with Paragraph 1 for any portion of your Restricted Share Units that you had accrued through the date of your termination of employment but had not yet been paid.
     Section 4. Responsibility for Taxes.
     (a) Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee or deemed by the Company to be an appropriate charge to the Grantee even if technically due by the Company (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company.
     Prior to the relevant taxable or tax withholding event, as applicable, the Grantee shall pay or make arrangements satisfactory to the Company to satisfy all withholding and payment on account obligations of the Company. In this regard, the Grantee authorizes the Company, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy withholding and all other obligations with regard to all Tax-Related Items legally payable by the Grantee by one or a combination of the following:
     (1) withholding from any wages or other cash compensation payable to the Grantee by the Company;
     (2) withholding otherwise deliverable Shares to be issued upon settlement of the Restricted Share Units;
     (3) arranging for the sale of Shares otherwise deliverable to the Grantee (on the Grantee’s behalf and at the Grantee’s direction pursuant to this authorization), including selling Shares as part of a block trade with other Participants in the Plan; or

     (4) withholding from the proceeds of the sale of Shares acquired upon settlement of the Restricted Share Units.
     (b) To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described herein, for tax purposes, the Grantee is deemed to have been issued the full number of Shares subject to the Restricted Share Unit and such Restricted Share Unit fully settled, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan. The Grantee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver to the Grantee any Shares pursuant to this Agreement if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items as described in this Section 4.
     Section 5. Limitations Required by Treasury Regulations. The Company is subject to federal banking regulations and, for so long as the Company has an obligation outstanding under the Capital Purchase Program under the United States Treasury Department’s (the “Treasury”) Troubled Assets Relief Program (“TARP”), to the Treasury’s Interim Final Rule on TARP Standards for Compensation and Corporate Governance, dated June 15, 2009, as amended from time to time (the “Treasury Regulations”). Notwithstanding any other provisions hereof, by the acceptance of the benefits of this Agreement, Grantee and the Company agree that any provision of this Agreement and any restricted stock award agreement or stock option award agreement between the Company and the Grantee which is prohibited, or the performance of which by the Company is prohibited, by federal banking regulations or the Treasury Regulations, shall have no force and effect during the period of such prohibition. At such time as such provision shall no longer be prohibited by such regulations, it shall again be effective.
     Section 6. No Right to Continued Employment. This Agreement shall not be construed as giving the Grantee the right to be retained in the employ of the Company (or any Subsidiary or Affiliate of the Company), and the Company (or any Subsidiary or Affiliate of the Company) may at any time dismiss the Grantee from employment, free from any liability or any claim under the Plan.
     Section 7. Governing Provisions. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement. If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern. By signing this Agreement, the Grantee confirms that he or she has received a copy of the Plan.

     Section 8. Miscellaneous.
          8.1 Entire Agreement. This Agreement and the Plan contain the entire understanding and agreement between the Company and the Grantee concerning the Restricted Share Units granted hereby, and supersede any prior or contemporaneous negotiations and understandings. The Company and the Grantee have made no promises, agreements, conditions or understandings relating to the Restricted Share Units, either orally or in writing, that are not included in this Agreement or the Plan.
          8.2 Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.
          8.3 Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Grantee will be deemed an original and all of which together will be deemed the same Agreement.
          8.4 Notice. Any notice or communication having to do with this Agreement must be given by personal delivery or by certified mail, return receipt requested, addressed, if to the Company, to the principal office of the Company, and, if to the Grantee, to the Grantee’s last known address provided by the Grantee to the Company.
          8.5 Amendment. This Agreement may be amended by the Company, provided that, except as set forth in Section 1(a), the Company cannot amend this Agreement if the amendment will materially change or impair the Grantee’s rights under this Agreement and such change is not to the Grantee’s benefit unless the Grantee consents in writing.
          8.6 Successors and Assignment. Each and all of the provisions of this Agreement are binding upon and inure to the benefit of the Company and the Grantee and their heirs, successors, and assigns. However, neither the Restricted Share Units nor this Agreement may be assigned or transferred except as otherwise set forth in this Agreement or the Plan.
          8.7 Governing Law. This Agreement shall be governed and construed exclusively in accordance with the laws of the State of Tennessee applicable to agreements to be performed in the State of Tennessee.
[Signature page to follow.]

     IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement to be effective as of                      , 2011.

PINNACLE FINANCIAL PARTNERS, INC.:

By:

Name: Hugh M. Queener
Title: Chief Administrative Officer and Corporate Secretary

GRANTEE:

By:
Name: